Exhibit

Parties to the Stockholders Agreement

1.	Ameritrade Holding Corporation

2.	Bain Capital Fund VII, L.P.

3.	Bain Capital VII Coinvestment Fund, L.P.

4.	BCI Datek Investors, LLC

5.	BCIP Associates II

6.	BCIP Associates II-B

7.	BCIP Trust Associates II

8.	BCIP Trust Associates II-B

9.	Silver Lake Partners, L.P.

10.	Silver Lake Investors, L.P.

11.	Silver Lake Technology Investors, L.L.C.

12.	TA/Advent VIII, L.P.

13.	TA Executives Fund, LLC

14.	TA Investors, LLC

15.	TA Atlantic & Pacific IV, L.P.

16.	TA IX, L.P.

17.	Advent Atlantic & Pacific III, L.P.

18.	J. Joe Ricketts

19.	Marlene M. Ricketts

20.	Marlene M. Ricketts 1994 Dynasty Trust

21.	J. Joe Ricketts 1994 Dynasty Trust

22.	Ricketts Grandchildren Trust